Exhibit 99.1

NEWS RELEASE

Contacts:
Cindy Resman	Jeff Warren
Public Relations	Investor Relations
+1-763-505-0291	+1-763-505-2696

FOR IMMEDIATE RELEASE

MEDTRONIC ELECTS ELIZABETH NABEL TO THE BOARD OF DIRECTORS

MINNEAPOLIS – Sept. 17, 2014 – Medtronic, Inc. (NYSE: MDT) today announced that its Board of Directors elected Elizabeth Nabel, M.D., president of Brigham & Women’s Hospital and Brigham & Women’s Faulkner Hospital, to the Board as an independent director.

Dr. Nabel is a cardiologist and distinguished biomedical researcher and has served as president of Brigham & Women’s hospital since 2010 where she has led the development of an innovative, comprehensive strategic plan that defines a new model of medicine. She is also a professor of Medicine at Harvard Medical School. Previously, Dr. Nabel served for ten years at the National Institutes of Health where she held a variety of roles, including director of the National Heart, Lung and Blood Institute. Dr. Nabel is an elected member of both the National Academy of Sciences and the Institute of Medicine. She received her B.A. from St. Olaf College and her M.D. degree from Cornell University Medical College.

“We are pleased that Elizabeth Nabel will join our Board of Directors,” said Omar Ishrak, Medtronic chairman and chief executive officer. “With her extensive experience and leadership in healthcare, she will be a valued adviser as we move forward with our vision of expanding quality healthcare to people around the world, and continuing to develop innovative therapies that provide both clinical and economic value to patients.”

About Medtronic

Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology –– alleviating pain, restoring health and extending life for millions of people around the world.

Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic’s periodic reports on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results.

– end –